CONFIDENTIAL SETTLEMENT AGREEMENT
AND GENERAL RELEASE

PATRICK S. LANCASTER (LANCASTER) and AMERICAN AXLE & MANUFACTURING, INC. (AAM), make the following Agreement relating to LANCASTER's retirement from employment with AAM, and for the complete resolution of any claims or disputes arising out of LANCASTER's employment or separation from employment with AAM.
1.    LANCASTER's last day of employment with AAM will be December 31, 2010 at which time LANCASTER's employment with AAM will end with his retirement, effective January 1, 2011 (Retirement Date). Between the date of this Agreement and the Retirement Date, LANCASTER shall be employed in an executive-level, non-officer position of Special Advisor, reporting directly to AAM's Chief Executive Officer and being paid his current 2010 salary in regular payroll installments. During such employment, LANCASTER will faithfully perform all duties and handle all matters assigned to him by AAM's Chief Executive Officer and comply in all other respects with applicable laws and AAM policies. LANCASTER agrees he is not entitled to any other compensation or benefits of any kind from AAM except for benefits previously granted him under AAM's retirement, stock option and restricted stock plans applicable to him, and benefits to which he may be entitled under this Agreement.
2.    Only upon LANCASTER's execution of this Agreement and the expiration of the revocation period set forth in paragraph 7 below, AAM will provide LANCASTER with the following:
a. a $1,000,000.00 payment, representing the Award made to LANCASTER in AAM's March 15, 2010 Senior Executive Special Incentive Program, in accordance with the terms of the Program;
b. a payment to LANCASTER in the gross amount of $850,000.00, less withholding required by law, on or before August 15, 2010, in settlement of LANCASTER's claimed economic and non-economic damages due to alleged age discrimination by AAM;
c. title to LANCASTER's current Company leased vehicle, a 2010 GMC Yukon Denali, and LANCASTER's personal cell phone in December, 2010;
d. One Hundred Percent (100%) vesting of all Restricted Stock and Restricted Stock Unit Awards upon retirement, in accordance with the terms of the parties' various Restricted Stock and Restricted Stock Unit Award Agreements;
e. a 2010 bonus of $704,000.00 on March 15, 2011 under AAM's Incentive Compensation Plan For Executive Officers, in accordance with the Plan;
f. a consulting fee for requested services in 2011, that will be limited so as to have no impact on LANCASTER's pension entitlement starting in January, 2011, of $420,000.00, payable in equal monthly installments on the last day of each calendar month in 2011, but only so long as LANCASTER performs no work of any kind for a direct competitor of AAM; and
g. his 2009 and 2010 Long Term Incentive Plan Awards in June and March, 2011, respectively, in accordance with the terms of those Plans (currently estimated to be $315,000.00 and $176,000.00, respectively).
LANCASTER understands and acknowledges AAM's commitments in Sub-paragraphs d., e., f. and g., above, are conditioned upon and subject to approval AAM Compensation Committee approval, and that this Agreement remains conditional until such approval has been given. LANCASTER further agrees to execute an updated release of claims on or after December 31, 2010, in all other respects substantially identical to Paragraph 3, below, as a pre-condition to receipt of the consideration agreed upon in Sub-paragraphs a., d., e., f. and g., above.
3.    In exchange for all consideration set forth in this Agreement other than in Sub-paragraph 2. b. and c., above, LANCASTER, for himself, his spouse, heirs, legal representatives and assigns, waives, discharges and fully releases AAM, its affiliates, officers, directors, shareholders, employees, representatives, trustees, subsidiaries, divisions, parent companies, employee benefit plans and fiduciaries (collectively referred to as AAM), from all claims and charges, whether known or unknown, arising prior to or on the effective date of this Agreement based upon or in any way related to his employment or separation from employment with AAM. This waiver, discharge and general release includes, but is not limited to, all claims or charges which could have been raised under common law for breach of contract, wrongful discharge, physical or emotional injury, promissory estoppel, defamation, fraud, misrepresentation, invasion of privacy, intentional infliction of emotional distress, negligence, interference with contractual or other relationships, and attorney fees or other expense reimbursement, as well as all claims or charges under any federal or state statutes, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act, the federal False Claims Act, the Elliott-Larsen Civil Rights Act, the Michigan Whistleblower's Protection Act, the Michigan Wages and Fringe Benefits Act, and the Michigan Persons With Disabilities Civil Rights Act. LANCASTER also waives all rights to any monetary recovery should any agency or other third party pursue claims on his behalf.
4.    Non-Disclosure of Confidential Information. LANCASTER acknowledges and recognizes the highly competitive nature of the automotive industry. In consideration for the benefits described in this Agreement, LANCASTER agrees he will not at any time disclose to third persons, nor directly or indirectly cause to be disclosed to third persons, AAM's confidential business and proprietary information, as defined in AAM's policies and procedures and LANCASTER's Intellectual Property Rights Agreement, which is incorporated herein by reference.
5.    Return of Property. LANCASTER represents he will, on December 31, 2010 or before, return all property, whether in his possession or within his control, belonging to or relating to AAM or its officers, directors, shareholders, employees, representatives, suppliers and customers, including without limitation any proprietary product, system, production, or customer information belonging to AAM or any of its suppliers or customers, and that he has no files, lists, records, reports, or copies thereof or other property of any type or nature belonging to AAM. Such property includes, but is not limited to credit cards, keys, security cards, computer, pager, computer disks and tapes, telephone and/or fax equipment, books, documents, papers, memoranda or computer print-outs (including copies of all extracts).
6.    Non-Disparagement. LANCASTER and AAM's Chief Executive Officer, Richard E. Dauch, and AAM's officers and directors agree that they will not make disparaging remarks about each other (written, electronic or oral) to any third parties, including but not limited to customers, suppliers or prospective customers and suppliers of AAM about AAM or any of its affiliates, officers, directors, shareholders, employees, representatives, trustees, subsidiaries, divisions, or parent companies, their policies and procedures or their business or practices, whether relating to LANCASTER's employment with AAM, his separation from that employment, or otherwise.
7.    LANCASTER acknowledges he was advised to consult with an attorney prior to executing this Agreement and has done so. LANCASTER further acknowledges he was given a period of twenty-one (21) days within which to consider this Agreement before signing this Agreement. Should LANCASTER choose to execute this Agreement within such twenty-one (21) day period, he does so voluntarily, with full knowledge applicable law entitles him to the full twenty-one (21) days in which to consider this Agreement, and with the express intention to waive the remainder of such consideration period. Finally, LANCASTER understands that during the seven-day period following his execution of this Agreement, he may revoke this Agreement by faxing a written statement of revocation to Ms. Terri Kemp, Executive Director, Human Resources at (313) 758-3937 during the seven-day period, and that this Agreement will not become effective or enforceable until the seven-day revocation period has expired.
8.    LANCASTER represents and agrees that no charge, claim or action has been commenced by him or on his behalf against AAM prior to signing this Agreement and that hereafter, LANCASTER agrees if he files a lawsuit or claim of any type in any forum against AAM that has been waived in connection with this Agreement, except for a lawsuit challenging the validity or AAM's alleged breach of this Agreement, he will return to AAM all but $5,000.00 of the monetary consideration received by him under this Agreement before proceeding in any way with the lawsuit or claim.
9.    LANCASTER acknowledges and agrees he is fully able to work and suffers from no disability or injury that would preclude him from working. LANCASTER agrees that should he assert any workers compensation claims in connection with his employment with AAM, any benefits received by him will fully set-off against any future benefits or payments he may receive from AAM, whether under this Agreement or otherwise.
10.    LANCASTER agrees that in addition to his consulting services referenced in Sub-paragraph 2.f., above, he will cooperate fully with AAM in connection with all existing or future claims, investigations, arbitrations, litigations or other proceedings which relate in any way to services or duties he was responsible for performing during his employment with AAM. AAM will reimburse LANCASTER for all reasonable out-of-pocket costs he incurs providing such cooperation, in accordance with AAM's policies, practices and procedures. For the avoidance of doubt, nothing herein is intended to prevent or discourage LANCASTER from testifying truthfully in any proceeding or in connection with any regulatory inquiry.
11.    LANCASTER accepts the terms of this Agreement, agrees the Agreement provides him with some consideration to which he is not otherwise legally entitled, and agrees the Agreement is not an admission of any liability to LANCASTER by AAM.
12.    LANCASTER agrees that the terms of this Agreement are contractual and not a mere recital and that there are no agreements, understandings or representations made by AAM with respect to the subject matter of this Agreement except as expressly stated herein.
13.    LANCASTER agrees that whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid under applicable law, such provision will be ineffective only to the extent of such invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
14.    The terms and conditions of this Agreement cannot be modified except in a subsequent writing agreed to and signed by LANCASTER and AAM's Executive Director, Human Resources. In executing this Agreement, LANCASTER warrants that he has neither received nor relied upon any promise or inducement from AAM other than those contained herein.
15.    This Agreement shall be interpreted and governed by federal law if applicable, and if not applicable, by the laws of the State of Michigan. The parties agree that any cause of action brought by either to enforce the terms of this Agreement shall be brought in the appropriate state or federal courts for or located in Wayne or Oakland County, Michigan, and LANCASTER hereby consents to such courts' personal jurisdiction over him.
16.    LANCASTER acknowledges that before signing this Agreement he has read it, he fully understands its terms, content and effect, he has had the opportunity to seek the advice of an attorney of his own choosing, and he has relied fully and completely on his own judgment in executing this Agreement.
IN WITNESS WHEREOF, the parties have executed this SETTLEMENT AGREEMENT AND GENERAL RELEASE.

AMERICAN AXLE & MANUFACTURING, INC.

By: /s/ Terri M. Kemp 7/2/10
Terri M. Kemp Date
Executive Director, Human Resources

/s/ Patrick S. Lancaster 7/2/10
Patrick S. Lancaster Date